Exhibit 10.12

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that we treat as private or confidential.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February 20th, 2025.

BETWEEN:

Pinnacle Food Group Limited (“PFGL”)

P. O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205, Cayman Islands

(“Company”)

AND:

Wencai Pan,

residing at [***]

(the “Executive”)

WHEREAS, PFGL serves as the parent company of Pinnacle Food Inc., having an address at 600-837 W Hastings Street, Vancouver, BC, Canada V6C 2X1;

WHEREAS, the Executive has expertise in acting as a Chief Financial Officer for U.S. publicly listed companies, in addition to expertise in investor relations, capital fundraising;

AND WHEREAS, PFGL wishes to engage the Executive as its Chief Financial Officer, and the Executive wishes to be employed in such capacity or such other title mutually agreeable to the Company and the Executive, under the terms set out in this Agreement;

NOW, THEREFORE, conditional upon the covenants and agreements set out in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. EMPLOYMENT

1.1 Position

PFGL will employ the Executive in the position of Chief Financial Officer of the Company, or such other title mutually agreeable to the Company and the Executive. The Executive will report to the Chief Executive Officer, President, or the Board of Directors of PFGL (the “Board”) or to a committee or person designated thereby. The Executive will be responsible for and will perform the duties as set out in Schedule A to this Agreement, as well as any other duties as may be assigned to the Executive by PFGL from time to time, which may include duties in relation to affiliates or subsidiaries of PFGL. PFGL may make changes without notice to the duties and responsibilities of the Executive in accordance with the Company’s business needs and, provided the Executive’s duties and responsibilities remain commensurate with the duties and responsibilities customary to a Chief Financial Officer of a corporation engaged in a business similar to that of the Company, or alternatively, may make material changes to the duties and responsibilities of the Executive and/or change the title of the Executive to reflect such material changes in duties and responsibilities, upon nine (9) months’ notice of same. Such changes shall not constitute a breach of the terms of employment or constructive dismissal, provided that such changes in no way involve the facilitation of the production or sale to consumers of products in any jurisdiction that are not considered federally permissible therein by the Company.

1.2 Location

The Executive shall perform his duties remotely. The parties acknowledge and agree, however, that the nature of the Executive’s position and services hereunder may require a significant amount of travel by the Executive to jurisdictions that are agreeable to the Executive as a representative of the Company, including for the purposes of participating in trade shows, investor meetings and conferences, informational panels, presentations, media events, technology out-licensing, etc., and in discussions related to investment banking, commercial opportunities, client negotiations, and more, with the understanding that any such travel expected of the Executive will be compliant with visa requirements for temporary business visiting purposes in any countries or jurisdictions to which the Executive is required to visit.

1.3 Term

The Executive’s employment with PFGL under this Agreement will at all times be at-will, commencing on February 20th, 2025 (the “Effective Date”) and will continue until the Executive’s employment is terminated by PFGL or the Executive (the “Term”). As an at-will employee, either the Executive or PFGL may terminate the Executive’s employment at any time for any reason not prohibited by law.

1.4 Probation Period

The Executive’s employment shall be subject to an initial probationary period of three (3) months (the “Probation Period”), commencing on the Effective Date. During the Probation Period, either the Executive or PFGL may terminate the employment relationship at any time and for any reason, with or without notice or cause, and without any further obligation, except for the payment of accrued but unpaid wages and any other minimum statutory entitlements as required by applicable employment standards legislation. Upon successful completion of the Probation Period, the Executive’s employment will continue on an at-will basis, subject to the other terms and conditions set forth in this Agreement.

1.5 Service

During the Term, the Executive will:

a)	Well and faithfully serve the Company and use the Executive’s best efforts to promote the best interests of the Company;

b)	Devote the whole of the Executive’s working time and attention to the business of the Company;

c)	Not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company, engage in any other business, profession, or occupation, or become involved in any capacity, directly or indirectly, with any other employer or business, where the Executive’s engagement or involvement conflicts or interferes with, or could reasonably conflict or interfere with at some future date, the Executive’s performance of the duties and obligations of the Executive to the Company; and

d)	Comply and become familiar with all policies and procedures of the Company as amended or adopted from time to time. The Company reserves the right to introduce, administer, amend, and/or delete policies and procedures in its sole discretion, and such actions will not constitute a breach of the terms of employment or constructive dismissal.

1.6 D & O Insurance

Upon IPO, the Company will maintain in effect and pay for Directors and Officers (“D&O”) liability insurance in an amount determined by the Board, acting reasonably, for the benefit of the Executive in respect of his holding such positions with the Company. Such insurance will be in place to provide coverage for the Executive’s role, as determined necessary by the Board.

2. COMPENSATION AND BENEFITS

Starting on the Effective Date, PFGL will pay to the Executive an annual salary of US$150,000 (the “Base Salary”), less applicable statutory deductions and withholdings required by law. The Base Salary shall be paid by the Company in cash of US$12,500 per month through wire transfer to the Executive’s designated bank account before the 10th of every month for the previous month’s salary. PFGL may, at its sole discretion, issue bonuses and/or stock to the Executive, and such changes will not constitute a breach of the terms of employment or constructive dismissal.

3. EXPENSES AND EQUIPMENT

3.1 Business Expenses

PFGL shall reimburse the Executive for reasonable business expenses incurred in the performance of duties, subject to PFGL’s policies and appropriate documentation.

4. TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1 Termination by the Executive

The Executive’s employment may be terminated by the Executive for any reason or no reason at any time. The Executive agrees that he shall provide PFGL with sixty (60) days’ written notice of termination. PFGL agrees that PFGL shall provide the Executive with sixty(60) days’ written notice of termination, or sixty (60) days’ salary compensation in lieu of such notice.

4.2 Termination by PFGL Without Just Cause

In the event PFGL terminates the Executive’s employment without Just Cause (defined below), the Executive shall be entitled to:

a) Any Accrued Wages, which include any Base Salary that has been accrued but is unpaid and any vested vacation pay, vested benefits, and outstanding expense reimbursements;

b) Any Annual Bonus, if applicable, as authorized by the Compensation Committee of PFGL based on its determination of performance conditions met during the applicable calendar year before termination of employment.

Where this Agreement and the Executive’s employment is terminated in accordance with this Subsection 4.2, the Executive agrees to execute, and not revoke, a full and final general release in favor of PFGL, in a form to be provided by PFGL, to be completed in such period as required by applicable law and not to exceed sixty (60) days after the last day of employment, as a condition precedent to receiving the compensation set out in this Subsection 4.2. If the Executive does not execute such a release or if such release is otherwise revoked by the Executive as permitted by applicable law, the Executive will receive only his Accrued Wages.

4.3 Termination by PFGL for Just Cause

In the event PFGL terminates this Agreement and the Executive’s employment with PFGL at any time for Just Cause, the Executive shall only be entitled to his Accrued Wages. For purposes of this Agreement, the term “Just Cause” means:

a) Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties;

b) Executive’s misappropriation or embezzlement of funds or property of the Company or one of its clients;

c) Executive’s fraud or dishonesty with respect to the Company or its clients;

d) Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

e) Executive’s breach of fiduciary duties owed to the Company or one of its clients;

f) The Company’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company intends to institute any form of formal or informal regulatory action against Executive or against the Company based on Executive’s acts, omissions, or conduct;

g) Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Company’s business operations (including, without limitation, substance abuse, sexual harassment, or sexual misconduct);

h) Executive’s failure to perform Executive’s duties and responsibilities under this Agreement to the satisfaction of the Company, including prolonged absences without the written consent of PFGL; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of PFGL, susceptible to a cure; or

i) Executive’s material breach of this Agreement that is not cured within twenty (20) days after written notice of such breach from PFGL.

4.4 Directorship and Offices

Upon the termination of the Executive’s employment with PFGL for any reason, the Executive will immediately resign any directorship or office held in all of the entities forming the Company and, except as provided in this Agreement, the Executive will not be entitled to receive any additional payment for loss of office or otherwise.

5. CONFIDENTIALITY

5.1 Definition of Confidential Information

For the purposes of this Section 5, as well as Sections 6 and 7 below, “Company” shall include the Company as defined in the preamble and any successor to PFGL or other business entity that is related to or affiliated with the Company.

5.2 Confidential Information

For the purposes of this Agreement, “Confidential Information” means all information in any form, whether written, electronic, or oral, about or owned, used, or licensed by the Company, including without limitation, information about its business operations, business interests, assets, liabilities, contracts, databases, computer software, scientific interests, clients and client lists, suppliers, credit information, pricing information, sales and marketing plans and strategies, proposals, research and development, new services or products research, financial data, technical information, employees and independent contractors, intellectual property, and all other information that is not generally, lawfully available to third parties or is treated by the Company as Confidential Information. The Executive agrees that if he is uncertain as to whether any information constitutes Confidential Information, the Executive will treat such information as Confidential Information.

5.3 Non-Disclosure of Information of the Company

The Executive acknowledges that by reason of his employment he will have access to Confidential Information of the Company. The Executive understands and acknowledges the importance of maintaining the security and confidentiality of Confidential Information, both during the Term and indefinitely after the Term. The Executive will, both during and indefinitely after the Term, maintain the confidentiality of the Confidential Information. The Executive will use and disclose the Confidential Information only during the Term and only as required for the performance of the Executive’s duties and obligations under this Agreement. The Executive will not use or disclose any Confidential Information for the Executive’s personal advantage or the advantage of any other person or entity. The Executive will use and take all reasonable security measures to protect the Confidential Information from loss, theft, and unauthorized use, access, disclosure, duplication, modification, and deletion.

Nothing in this Agreement will prevent the Executive’s use or disclosure of information to governmental agencies in accord with whistleblower protection laws, or prevent the Executive from disclosing information which is lawfully available to the public for unrestricted use other than through the wrongful act or omission by the Executive or any other person or which is required to be disclosed under applicable laws or legal process. Although the Executive does not need to seek approval from the Company before reporting a whistleblower claim and does not need to notify the Company after the fact, if the Executive is otherwise required to disclose Confidential Information under applicable laws or legal process, the Executive will provide the Company with as much advance notice as possible to enable the Company to have the opportunity to contest the disclosure or to obtain a protective order, and the Executive will strictly limit such disclosure only to the Confidential Information which is legally required to be disclosed. The Executive will cooperate with the Company in any efforts to obtain a protective order or other remedy or recourse, which the Company may seek to obtain in this regard.

Notwithstanding anything herein to the contrary, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s or his attorney and use the trade secret information in the court proceeding, as long as Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.4 Return of Confidential Information and Property

All Confidential Information is the exclusive property of the Company. The Executive will at any time upon request by the Company, and immediately upon the termination of the Executive’s employment, for any reason, promptly return to the Company all originals or copies of Confidential Information and any other property belonging to, or relating to the business of, the Company, whether stored or retained in any personal device or account.

6. INTELLECTUAL PROPERTY

All innovations, inventions, discoveries, improvements, devices, designs, practices, processes, methods, products, or services that the Executive makes, develops, perfects, devises, or reduces to practice during the Term that relate to the Company’s business, or result from any work the Executive performs for the Company (collectively, the “Company Intellectual Property”), are the Company’s sole property and shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended). The Executive will promptly inform and disclose to the Company all Company Intellectual Property that the Executive creates alone or in collaboration with others, whether or not the Executive conceived of such during normal business hours.

The Executive hereby irrevocably and unconditionally transfers and assigns to the Company, and its successors and assigns, any and all of his rights (including moral rights), title, and interest in and to any and all of the Company Intellectual Property, including any copyrights, trademarks, patent applications, or patents thereon. The Company retains legal ownership of the product of the Executive’s work, and no Company Intellectual Property created by the Executive while employed by the Company can be claimed, construed, or presented as the Executive’s property, even after termination of the Executive’s employment.

The Company Intellectual Property shall be considered the Company’s Confidential Information and shall be subject to the confidentiality restrictions described in Section 5 of this Agreement. Upon the Company’s reasonable request, the Executive will execute any document that the Company deems necessary to evidence the Company’s ownership of any Company Intellectual Property and to apply for and obtain intellectual property registrations in any foreign Intellectual Property Office.

7. RESTRICTIVE COVENANTS

Not Applicable under 7.

8. GENERAL

8.1 Enforcement

The Executive acknowledges and agrees that the covenants and obligations under Section 5 (Confidentiality), Section 6 (Intellectual Property), and Section 7 (Restrictive Covenants) of this Agreement are reasonable, necessary, and fundamental to the protection of the Company’s legitimate business interests. Any breach of those covenants and obligations would result in loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. In the event of any actual or threatened breach of those covenants and obligations by the Executive, the Company will, in addition to all remedies available at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order and/or preliminary, interim, interlocutory, or permanent injunction.

8.2 Severability

If any provision or part thereof of this Agreement is determined to be unenforceable or invalid for any reason, that unenforceable or invalid provision or part thereof will not affect the enforceability or validity of the remaining provisions of this Agreement, which will remain in full force and effect. Any unenforceable or invalid provisions or parts thereof will be severable from the remainder of this Agreement.

8.3 Waiver

No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default. Failure on the part of any party to complain of any act or failure to act of the other, or to declare the other party in default, shall not constitute a waiver of rights or of the right to declare a default.

8.4 Governing Law

This Agreement and all related matters will be governed by, and construed in accordance with, the laws of the Cayman Islands (excluding any choice of law rules). Any dispute arising from, connected with, or relating to this Agreement or any related matters will be resolved by the courts and tribunals of the Cayman Islands, and the parties hereby irrevocably submit to the exclusive jurisdiction of those courts and tribunals.

8.5 Continuing Application

The terms of this Agreement will continue to apply throughout the Executive’s employment, regardless of:

a) The Executive’s length of service;

b) Any changes that may occur to the Executive’s position, duties, responsibilities, compensation, or benefits;

c) Any changes to the Company as a result of reorganization, plan of arrangement, reverse take- over, merger, or acquisition.

8.6 Statutory Deductions and Withholdings; Tax Reporting

All compensation, benefits, and payments required to be made pursuant to this Agreement, including but not limited to termination payments, are subject to applicable statutory deductions and withholdings. PFGL shall furnish the Executive following each calendar year with any tax information reporting forms as required by the applicable laws and regulations of the Cayman Islands.

8.7 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives, permitted assigns, affiliates, subsidiaries, predecessors, liquidators, receivers, receiver managers, and trustees, as applicable.

8.8 Assignment of Rights

PFGL may assign this Agreement to another person or entity. The Executive will not assign his rights under this Agreement or delegate to others any of the Executive’s functions and duties under this Agreement without the express written consent of PFGL, which consent may be withheld in PFGL’s sole discretion.

8.9 Legal Advice

The Executive acknowledges that PFGL recommended obtaining independent legal advice before executing this Agreement. By executing this Agreement, the Executive represents that he has had the opportunity to do so. The Executive further acknowledges that he has read, fully understands, and agrees that the terms of this Agreement are reasonable, and that the Executive is signing this Agreement freely, voluntarily, and without duress.

8.10 Entire Agreement

This Agreement constitutes the entire agreement between the Executive and PFGL regarding the Executive’s employment and supersedes all prior oral or written understandings and agreements regarding the Executive’s employment. There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied, or statutory, between the Executive and PFGL other than as expressly set forth in this Agreement. Except as otherwise provided, any amendment or modification of this Agreement or additional obligations must be in writing and signed by both parties.

8.11 Survival

All sections of this Agreement that, by their drafting, are intended to survive the termination of the Executive’s employment, and all other provisions necessary for interpretation or enforcement, will survive indefinitely after the termination of the Executive’s employment for any reason.

IN WITNESS WHEREOF, the parties execute this Agreement as of the Effective Date.

Pinnacle Food Group Limited (PFGL)

By:

Wencai Pan

By:

SCHEDULE A: DESCRIPTION OF DUTIES

The Executive shall provide the following services to the Company, as determined by PFGL:

a) a) All duties of a Chief Financial Officer with review and signing authority, controller, and/or treasurer of a publicly traded smart farming company, including sourcing and/or negotiating financial proposals and corporate financings; managing accounts receivable and accounts payable; preparation and review of financial statements, notes, and various annual, monthly, quarterly, and other regulatory reports; preparation and review of monthly and other financial forecasts; communicating to the Board of Directors all financial-related documents as requested; management of accounting staff; in coordination with the CEO, communications with shareholders, preparation and review of budgets, and preparation and implementation of internal accounting policies and procedures; and any other duties that should be reasonably expected by the Board of Directors or Chief Executive Officer.

b) Collaborate with the President and/or Chief Executive Officer to maintain and develop the financial reporting aspect of the Company’s corporate/investor outreach materials as needed, including overall corporate messaging through direct creation and development of corporate presentations, PowerPoint decks, websites, shareholder and community communications, business plans, fact sheets, etc.

c) Identify and evaluate opportunities for capital raising and/or strategic collaboration with suitable third parties at appropriate points in time for the Company, including research, planning, proposing, executing, and closing approved projects, acquisitions, mergers, and partnerships, as well as locating and cultivating finance sources, all of which create value for the Company.

d) Work as needed with auditors, lawyers, partners, shareholders, and other stakeholders as required by the Company and assist with strategic corporate and financial planning; management of all overall business operations; communications with shareholders; negotiation and management of agreements; and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.